                           SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. __)


Filed by the Registrant                     /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:
/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                Toys "R" Us, Inc.
   ------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


   ------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

[graphic]





JOHN H. EYLER, JR.
CHIEF EXECUTIVE OFFICER


                                  461 From Road
                            Paramus, New Jersey 07652







                                                                    May 1, 2002


Dear Stockholder:


   I am pleased to invite you to our Company's 2002 Annual Meeting of Stockholders on Wednesday, June 5, 2002, beginning at 9:00 a.m. The meeting will be held at the 200 Fifth Club, 200 Fifth Avenue, New York, New York 10010.

   The formal Notice of Annual Meeting and the Proxy Statement follow. It is important that your shares be represented and voted at the meeting, regardless of the size of your holdings. Accordingly, please mark, sign and date the enclosed proxy and return it promptly in the enclosed envelope to ensure that your shares will be represented.

   If you plan to attend the Annual Meeting, please bring this letter with you to the meeting, as it will serve as your admittance pass to the meeting.


                             Sincerely,



                            [graphic]

[graphic]




                                  461 FROM ROAD
                           PARAMUS, NEW JERSEY 07652
                  ---------------------------------------------
                            NOTICE OF ANNUAL MEETING
                  ---------------------------------------------



DEAR TOYS "R" US STOCKHOLDER:

   On Wednesday, June 5, 2002, Toys "R" Us, Inc. will hold its 2002 Annual Meeting of Stockholders at the 200 Fifth Club, 200 Fifth Avenue, New York, New York 10010. The meeting will begin at 9:00 a.m.

   Only stockholders who owned stock at the close of business on April 10, 2002 can vote at this meeting or any adjournments that may take place. At the meeting we will consider:

     1.   The election of a Board of Directors; and

     2.   Any other business properly presented at the meeting.

   At the meeting we will also report on Toys "R" Us' 2001 business results, plans for 2002 and other matters of interest to stockholders.

   The Proxy Statement also contains The Toys "R" Us, Inc. Corporate Governance Guidelines, discusses our compensation practices and philosophy, and describes the Audit Committee's recommendation to the Board regarding our 2001 financial statements. We encourage you to read these materials carefully.

   Whether or not you expect to attend the meeting, we urge you to vote promptly.

   The approximate date of mailing for this proxy statement and card as well as a copy of the Toys "R" Us 2001 Annual Report is May 1, 2002. For further information about Toys "R" Us, please visit our web site at www.toysrusinc.com (the information on our website is not part of this Notice of Annual Meeting or the Proxy Statement).


                             [graphic]


                             CHRISTOPHER K. KAY
                             Executive Vice President - Operations and
                               General Counsel and Secretary


May 1, 2002

                                TABLE OF CONTENTS


                                                                            Page
                                                                            ----
Questions and Answers......................................................    1
Proposals on Which You May Vote............................................    5
Nominees for the Board of Directors........................................    6
Audit Committee Report.....................................................    8
Appointment of Auditors....................................................    9
Board Committee Membership Roster..........................................   10
Corporate Governance.......................................................   11
Directors' Compensation....................................................   12
Directors' and Officers' Ownership of Toys "R" Us Stock....................   13
Stock Performance Graph....................................................   14
Compliance with Section 16(a)..............................................   14
Executive Compensation: Report of the Compensation and Organizational
  Development Committee....................................................   15
Executive Compensation:
        Summary Compensation Table.........................................   17
        Option Grant Table.................................................   18
        Aggregated Option Exercises and Fiscal Year-End Values.............   19
        Long-Term Incentive Plan Awards....................................   19
Employment Agreements......................................................   19
Exhibits
        Exhibit A: Corporate Governance Guidelines of Toys "R" Us, Inc.....  A-1

                              QUESTIONS AND ANSWERS


1. Q: Who is entitled to vote?

     A: Stockholders as of the close of business on the record date of April 10, 2002 are entitled to vote at the Annual Meeting.

2. Q: How do I cast my vote?

     A: There are four different ways you may cast your vote this year. You may vote by:

          (1) telephone, using the toll-free number listed on each proxy card (if you are a stockholder of record) or vote instruction card (if your shares are held by a bank or broker);

          (2) the Internet, at the address provided on each proxy or vote instruction card;

          (3) marking, signing, dating, and mailing each proxy card or vote instruction card and returning it in the envelope provided; or

          (4) attending the meeting (if your shares are registered directly in your name on Toys "R" Us' books and not held through a broker, bank or other nominee).

          If you are the stockholder of record (that is, if you hold your stock in your name), you can vote by telephone or electronically through the Internet by following the instructions provided on the proxy card. You will need to use the individual control number that is printed on your proxy card in order to authenticate your ownership.

          If your shares are held in "street name" (that is, they are held in the name of a broker, bank or other nominee) you will receive instructions with your materials that you must follow in order to have your shares voted. Please check your proxy or voting instructions card to determine whether you will be able to vote by telephone or electronically.

          The deadline for voting by telephone or electronically is 11:59 a.m. Eastern U.S. Time, June 4, 2002.

3. Q: How do I revoke or change my vote?

     A:   To revoke or change your vote:

          (1) notify the Toys "R" Us Corporate Secretary in writing at any time before the meeting;

          (2) submit a later dated proxy by mail, telephone or via the Internet; or

          (3) vote in person at the meeting (if your shares are registered directly in your name on the Toys "R" Us' books and not held through a broker, bank, or other nominee).

          The latest dated, properly completed proxy that you submit whether by mail, telephone or the Internet will count as your vote. If a vote has been recorded for your shares and you submit a proxy card that is not properly signed or dated, the previously recorded vote will stand.

4. Q: Who will count the vote?

     A: Representatives of American Stock Transfer & Trust Company, our transfer agent, will count the votes and act as the inspector of election.

5. Q: Is My Vote Confidential?

     A: Yes, your vote is confidential. Only the inspectors of election and certain employees associated with processing proxy cards and counting the vote have access to your vote. All comments you direct to management (whether written on the proxy card or elsewhere) will remain confidential unless you ask that your name or comments be disclosed.

6. Q: What shares are included on the proxy or vote instruction card(s)?

     A: The shares on your proxy or vote instruction card(s) represent those shares registered directly in your name or those held in "street name" by your broker. If you do not cast your vote, your shares will not be voted.

7. Q: What does it mean if I get more than one proxy or vote instruction card?

     A: If your shares are registered differently and are in more than one account, you will receive more than one card. Please complete and return all of the proxy or vote instruction cards you receive (or vote by telephone or the Internet) to ensure that all of your shares are voted.

8. Q: How many shares can vote?

     A: As of the April 10, 2002 record date, 197,312,349 shares of Toys "R" Us common stock were issued and outstanding. Every stockholder of common stock is entitled to one vote for each share held as of the record date. In the election of directors, stockholders have cumulative voting rights. Each stockholder is entitled to one vote for each share held multiplied by the number of directors to be elected. Each stockholder may cast all those votes for a single director or may distribute them among all or some of the director nominees.

9. Q: What is a "quorum"?

     A: A "quorum" is a majority of the outstanding shares. They may be present at the meeting or represented by proxy. There must be a quorum for the meeting to be held, and a proposal must receive more than 50% of the shares voting to be adopted. If you submit a timely, properly executed proxy or vote instruction card, then you will be considered part of the quorum, even if you abstain from voting.

          Abstentions: Abstentions are not counted in the tally of votes FOR or AGAINST a proposal. A WITHHELD vote is the same as an abstention. Abstentions and withheld votes are counted as shares present and entitled to be voted.

          Broker Non-Votes: Broker non-votes occur when shares held by a broker are not voted with respect to a proposal because (1) the broker has not received voting instructions from the stockholder, and (2) the broker lacks the authority to vote the shares at his/her discretion. Thus, broker non-votes will not affect the outcome of any of the matters being voted upon at the meeting, and they are not counted as shares present and entitled to be voted with respect to the matter on which the broker has not voted expressly.

10.   Q: Who can attend the Annual Meeting?

     A: All stockholders who owned shares on April 10, 2002 may attend. Just check the box on your proxy or vote instruction card, or as indicated on the Internet site, or press the appropriate key if voting by telephone.

11.   Q: How will voting on any other business be conducted?

     A: If any other business is presented at the Annual Meeting, your signed proxy or vote instruction card or your authenticated Internet or telephone proxy gives authority to John H. Eyler, Jr., Toys "R" Us' Chairman and Chief Executive Officer and Arthur B. Newman, a Toys "R" Us Director and Chairman of the Audit Committee, to vote on such matters at their discretion.

12. Q: Do I have to continue receiving multiple copies of the annual report and proxy statement in the mail?

     A: With your consent and the consent of other stockholders in your household, we may send one set of the proxy statement and annual report to a household where two or more Toys "R" Us stockholders reside if we believe they are members of the same family. Each consenting shareholder would continue to receive a separate notice of annual meeting and proxy through the mail. This procedure, referred to as

          "householding," would reduce the volume of duplicate information you receive, and would also reduce our Company's printing and mailing costs.

          (1) If you are a registered stockholder: contact our transfer agent at (877) 777-0800 and arrange to receive only one copy of Toys "R" Us' annual report and other mailings during the year, regardless of the number of accounts you have; or

          (2) If you hold shares through a stock broker: contact your broker to determine if you are eligible to receive one set of materials.

13.   Q: Does any stockholder own 5% or more of Toys "R" Us' common stock?

     A: The information below is based on a review of all statements on Schedules 13D and 13G filed with the Securities and Exchange Commission, except as otherwise known by the Company. As of April 10, 2002, these stockholders have reported the following ownership of Toys "R" Us' common stock:


      Stockholder Name and Address      Shares     Percent of Outstanding Shares
      -------------                   ----------   -----------------------------
      Harris Associates L.P.(1)
      Two North LaSalle St.
      Suite 500
      Chicago, IL 60602...........    23,523,165               11.96
      Brandes Investment Partners,
      L.P.(2)
      11988 El Camino Real
      Suite 500
      San Diego, CA 92130.........    21,025,745               10.66
      Legg Mason, Inc.(3)
      100 Light Street
      Baltimore, MD 21202.........    14,812,068                7.53

      --------
      (1) According to the Amendment No. 2 to Schedule 13G, dated February 12, 2002, filed with the Securities and Exchange Commission (the "Commission") by Harris Associates L.P., an Investment Adviser and Delaware limited partnership, and Harris Associates Inc., a Delaware corporation and the general partner of Harris Associates L.P. (collectively, "Harris"), at December 31, 2001, Harris was the beneficial owner of 23,523,165 shares of common stock with shared voting power over all 3,523,165 shares, sole dispositive power over 7,599,665 shares and shared dispositive power over 15,923,500 shares. 12,798,500 shares for which Harris has shared voting and dispositive power are held by the Harris Associates Investment Trust.
      (2) According to the Schedule 13G/A, dated April 15, 2002, filed with the Commission by Brandes Investment Partners, L.P., an Investment Adviser and California limited partnership, Brandes Investment Partners, Inc., Brandes Holdings, L.P., Charles H. Brandes, Glen R. Carlson and Jeffrey A. Busby (collectively, "Brandes"), at March 31, 2002, Brandes was the beneficial owner of 21,025,745 shares of common stock with shared voting power over 16,045,461 shares and shared dispositive power over 21,025,745 shares.
      (3) According to the Schedule 13G/A, filed with the Commission on February 14, 2002, by Legg Mason, Inc., a parent holding company incorporated in Maryland ("Legg Mason"), Legg Mason beneficially owned 14,812,068 shares of common stock with shared voting power and shared dispositive power over 14,812,068 shares. The Legg Mason subsidiaries that acquired common stock were identified and classified as follows: Legg Mason Funds Management, Inc., as investment advisor; Legg Mason Wood Walker, Inc., as investment adviser and broker/dealer with discretion; Legg Mason Capital Management, Inc., as investment adviser and broker/dealer with discretion; Brandywine Asset Management, Inc., as investment adviser and Perigee Investment Counsel, Inc., as investment advisor.

14.   Q: When are the stockholder proposals for the 2003 Annual Meeting due?

     A: All stockholder proposals to be considered for inclusion in next year's proxy statement must be submitted in writing to Christopher
          K. Kay, Executive Vice President--Operations and General Counsel, and Corporate Secretary, Toys "R" Us, Inc., 461 From Road, Paramus, New Jersey 07652 by January 1, 2003.

          Additionally, any stockholder proposal to be presented from the floor of the 2003 Annual Meeting must be submitted in writing to Christopher
          K. Kay at the above address, by March 17, 2003, and must be accompanied by:

          o the name, residence and business address of the proposing stockholder;

          o a representation that the stockholder is a record holder of Toys "R" Us stock or holds Toys "R" Us stock through a broker and the number of shares held; and

          o a representation that the stockholder intends to appear in person or by proxy at the 2003 Annual Meeting to present the proposal. A proposal may be presented from the floor only after Toys "R" Us' Board of Directors has determined that it is a proper matter for consideration under our by-laws.

15.   Q: Who pays the cost of soliciting proxies?

     A: The Board of Directors of Toys "R" Us is soliciting this proxy and Toys "R" Us will bear the cost of soliciting proxies pursuant to this proxy statement. It is anticipated that the mailing of this proxy statement will commence on or about May 1, 2002. In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies by telephone or otherwise. We also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders.

                         PROPOSALS ON WHICH YOU MAY VOTE


1.   ELECTION OF DIRECTORS

     There are 10 nominees for election this year. Detailed information on each is provided on pages 6 and 7. All directors are elected annually, and serve a one-year term until the next Annual Meeting or until a sucessor has been elected. If any director is unable to stand for re- election, the board may reduce its size or designate a substitute. If a substitute is designated, proxy votes in favor of the original director candidate will be counted for the substituted candidate.

   Your Board unanimously recommends a vote FOR each of these directors.

                       NOMINEES FOR THE BOARD OF DIRECTORS


   The Nominating Committee of the Board of Directors has proposed for election at the Annual Meeting of Stockholders the 10 individuals listed below to serve (subject to the Company's By-Laws) as directors of the Company until the next annual meeting and until the election and qualification of their successors. All of the nominees are current directors of the Company and were elected by the stockholders at the annual meeting held in 2001, except for Roger N. Farah and Peter A. Georgescu who were elected on September 7, 2001. If any person nominated should be unwilling or unable to serve as a director of the Company (which is not anticipated) the persons named in the proxy will vote the proxy for substitute nominees selected by them unless the number of directors has been reduced to the number of nominees willing and able to serve.

   In electing directors, holders of Common Stock have cumulative voting rights; that is, each holder of record of Common Stock is entitled to as many votes as the number of shares they owned of record multiplied by the number of directors to be elected, and may cast all of those votes for a single director or may distribute them among all or some of the directors to be voted for, as the stockholder sees fit. Unless contrary instructions are given, the persons named in the proxy will have discretionary authority to accumulate votes in the same manner.

   Certain information for each nominee for director is set forth below:


                       NOMINEES FOR THE BOARD OF DIRECTORS

                                                                                 Principal Occupation
                                                                                      and Business
Name                                            Age                              Experience during past
----                                            ---                          5 years and other Directorships
                                                                    ----------------------------------------------------
RoAnn Costin................................    49 years            Director of the Company since June 1996; President of Reservoir
                                                                    Capital Management, Inc., an investment management firm since prior to 1997.

John H. Eyler, Jr...........................    54 years            President, Chief Executive Officer and director of the Company since 2000; Chairman of the Board since June 6, 2001; Chairman and Chief Executive Officer of FAO Schwartz since prior to 1997 to January 16, 2000; director of Donna Karan International Inc.

Roger N. Farah..............................    49 years            Director of the Company since September 2001; President and
                                                                    Chief Operating Officer of Polo Ralph Lauren and a member of
                                                                    Polo Ralph Lauren's board of directors since April 2000; From
                                                                    1994 until joining Polo Ralph Lauren, Mr. Farah was Chairman of the Board and Chief Executive Officer of Venator Group, Inc.

Peter A. Georgescu..........................    62 years            Director of the Company since September 2001; Chairman Emeritus of Young & Rubicam Inc. since January 2000; Chairman and Chief
                                                                    Executive Officer of Young & Rubicam from 1994 until January
                                                                    2000; director of Levi Straus & Co., Briggs & Stratton Corp.
                                                                    and International Flavors & Fragrances, Inc.

                                                                                  Principal Occupation
                                                                                        and Business
Name                                            Age                              Experience during past
----                                            ---                          5 years and other Directorships
                                                                    ----------------------------------------------------
Michael Goldstein...........................    60 years            Chairman of the Board of the Company from February 1998 to June
                                                                    2001; Acting Chief Executive Officer of the Company from
                                                                    September 1999 to January 2000; Vice Chairman of the Board and
                                                                    Chief Executive Officer of the Company since prior to 1997 to
                                                                    February 1998; director of the Company since 1989; director of
                                                                    United Retail Group Inc., and director of Finlay Enterprises,
                                                                    Inc.

Calvin Hill.................................    55 years            Director of the Company since 1997; Independent Consultant since prior to 1997; director of the Rand Corporation Drug Policy
                                                                    Research Center, NCAA Foundation and The Special Olympics.

Nancy Karch.................................    54 years            Director of the Company since 2000; Member of McKinsey Advisory
                                                                    Council; director (Senior Partner) of McKinsey & Company from
                                                                    1988 to 2000; director of Liz Claiborne, Garden Ridge
                                                                    Corporation, Corporate Executive Board and the Westchester Land
                                                                    Trust.

Charles Lazarus.............................    78 years            Chairman Emeritus of the Board of the Company since February
                                                                    1998; Chairman of the Board since prior to 1997 to February
                                                                    1998; director of the Company since 1969; director of Loral
                                                                    Space and Communication.

Norman S. Matthews..........................    69 years            Director of the Company since 1996; Independent retail
                                                                    consultant since prior to 1997; President of Federated
                                                                    Department Stores, Inc. from 1987 to 1988 and Vice Chairman of the Board of Federated Department Stores, Inc. from 1983 to
                                                                    1988; director of Gaylan's Trading Co., Henry Schein, Inc.,
                                                                    Finlay Enterprises, Inc., Progressive Corp., and Sunoco, Inc.

Arthur B. Newman............................    58 years            Director of the Company since 1997; Senior Managing Director of
                                                                    The Blackstone Group L.P., a private investment firm, since prior to 1997.


   On April 24, 1998, RoAnn Costin and Reservoir Capital Management, Inc. ("Reservoir"), an investment advisor as to which Ms. Costin is the sole officer, director and stockholder, without admitting or denying the findings contained therein (other than as to jurisdiction) consented to the issuance of an order by the Commission in which the Commission (i) made findings that Reservoir and Ms. Costin had violated portions of Sections 206, 204 and 207 of the Investment Advisers Act of 1940 (the "Advisers Act") and certain rules promulgated thereunder and (ii) ordered respondents to cease and desist from committing or causing violation of certain provisions of the Advisers Act and the rules promulgated thereunder; censured respondents and ordered payment of a civil money penalty; and ordered Reservoir to comply with specified undertakings. The Commission's order does not impact Ms. Costin's ability to serve as a director of the Company.

                             AUDIT COMMITTEE REPORT


   In accordance with its written charter adopted by the Board of Directors (the "Board"), the Audit Committee of the Board (the "Committee") assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, internal auditing, and financial reporting practices of the Company and the independence and performance of the Company's independent auditors. During fiscal 2001, the Committee met seven times.

   In discharging its oversight responsibility as to the audit process, the Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors' independence consistent with Independence Board Standard No. 1, "Independence Discussions with Audit Committees," discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors' independence. The Committee has considered whether the provision of non-audit services is compatible with maintaining the auditors' independence. The Committee did not identify any factors that would indicate such an impairment. The Committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of the Company's internal controls and the internal audit function's organization, responsibilities, budget and staffing. The Committee reviewed with both the independent and the internal auditors their audit plans, audit scope, and identification of audit risks.

   The Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees" and, with and without management present, discussed and reviewed the results of the independent auditors' examination of the financial statements. The Committee also discussed the results of the internal audit examinations.

   The Committee reviewed the audited financial statements of the Company as of and for the fiscal year ended February 2, 2002, with management and the independent auditors. Management has the responsibility for the preparation of the Company's financial statements and the independent auditors have the responsibility for the examination of those statements.

   Based on the above-mentioned review and discussions with management and the independent auditors, the Committee recommended to the Board that the Company's audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended February 2, 2002, for filing with the Securities and Exchange Commission. The Committee also recommended the reappointment of Ernst & Young LLP as independent auditors of the Company and the Board concurred in such recommendation.

                             Arthur B. Newman, Chair
                             RoAnn Costin
                             Nancy Karch

                             Members of the Audit
                             Committee of the
                             Board of Directors

                             APPOINTMENT OF AUDITORS


   The Board of Directors has appointed Ernst & Young LLP as the Company's independent auditors to conduct the audit of the Company's books and records for the fiscal year ending February 1, 2003. Ernst & Young LLP also served as the Company's independent auditors for the previous fiscal year. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting to respond to questions and to make a statement should they so desire.

                                   Audit Fees

   The aggregate fees billed by Ernst & Young LLP and the member firms of Ernst & Young, and their respective affiliates (collectively, "Ernst & Young") for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended February 2, 2002 and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for that fiscal year, and for other services rendered during that fiscal year on behalf of the Company were as follows:


Audit Fees ........................................................   $1,330,000
Financial Information Systems Design and Implementation Fees (a) ..            -
Other Fees:
 Audit-Related and Tax Service Fees (b) ...........................   $1,461,000
 Other Fees .......................................................   $   95,000
 Total Other Fees .................................................   $1,556,000


   It is expected that Ernst & Young will continue to provide additional auditing and tax services to the Company; however, the Company will not engage Ernst & Young for financial information systems design and implementation services and will continue its practice of not using its independent auditors for internal auditing services.
---------------
(a) Ernst & Young was not engaged to perform work in connection with Financial Information Systems Design and Implementation.
(b) Includes fees for tax services, audits of employee benefit plans, procedures related to registration statements and consultation on accounting matters.

                       BOARD COMMITTEE MEMBERSHIP ROSTER1



                                                                                                                   Compensation and
                                                                            Corporate                               Organizational
Name                                                              Audit2   Governance    Executive    Nominating      Development
----                                                              ------   ----------    ---------    ----------      -----------
RoAnn Costin                                                        X           X
-----------------------------------------------------------------------------------------------------------------------------------
John H. Eyler, Jr.                                                                           X
-----------------------------------------------------------------------------------------------------------------------------------
Roger N. Farah
-----------------------------------------------------------------------------------------------------------------------------------
Peter A. Georgescu
-----------------------------------------------------------------------------------------------------------------------------------
Michael Goldstein                                                                            X            X3
-----------------------------------------------------------------------------------------------------------------------------------
Calvin Hill                                                                     X3                                         X
-----------------------------------------------------------------------------------------------------------------------------------
Nancy Karch                                                         X                                     X
-----------------------------------------------------------------------------------------------------------------------------------
Charles Lazarus                                                                              X
-----------------------------------------------------------------------------------------------------------------------------------
Norman S. Matthews                                                                           X            X                X3
-----------------------------------------------------------------------------------------------------------------------------------
Arthur B. Newman                                                    X3                       X                             X
-----------------------------------------------------------------------------------------------------------------------------------
Number of Meetings in Fiscal Year 2001                              7           1            1            2                4
-----------------------------------------------------------------------------------------------------------------------------------

---------------

1    Information presented as of February 2, 2002.
2 All members of the Audit Committee are "independent" as defined in the listing standards of the New York Stock Exchange.
3    Committee Chairperson.

   There is no family relationship among any of the directors or executive officers of the Company.

   The Board of Directors met seven times during the Company's last fiscal year. The Board of Directors has an Executive Committee, a Nominating Committee, an Audit Committee, a Compensation and Organizational Development Committee (the "Compensation Committee"), and a Corporate Governance Committee. Each current director attended 75% or more of the aggregate number of meetings of the Board of Directors and Board Committees on which he or she served that were held during such period.

   The Executive Committee of the Board of Directors has and may exercise all the powers and authority of the full Board of Directors, subject to certain exceptions.

   The Nominating Committee recommends to the Board of Directors the individuals to be nominated for election as directors at the annual meeting of stockholders and has the authority to recommend the individuals to be elected as directors to fill any vacancies or additional directorships which may arise from time to time on the Board of Directors.

   The Company's By-Laws provide that nominations for the election of directors may be made by any stockholder of at least $1,000 in current value of shares of the Company entitled to vote for the election of directors in writing, delivered or mailed to the executive offices of the Company, Toys "R" Us, Inc., 461 From Road, Paramus, New Jersey 07652, not less than 90 days nor more than 120 days prior to the meeting, except that if less than 100 days notice of the meeting is given, such written notice shall be delivered or mailed not later than the close of business on the tenth day following the day on which notice of the meeting was mailed. Each notice shall set forth: (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director: (i) the name, age, business address and residence address of such person; (ii) the principal occupation or employment of such person; (iii) the class and number of shares of the Company that are beneficially owned by such person; and (iv) any other information that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including without limitation such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (b) as to the Company's stockholder giving the notice: (i) the name and address, as they appear on the Company's books, of such stockholder; (ii) the class and number of shares of the Company that are beneficially owned by such stockholder as of the record date; (iii) a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; and (iv) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder. If the Chairman of the meeting determines that a nomination was not made in accordance with the foregoing procedure, such nomination will be disregarded.

   The Audit Committee: (i) reviews the procedures employed in connection with the internal auditing program and accounting procedures; (ii) obtains from the independent auditors a written statement identifying all relationships between the auditors and the Company and recommends to the Board appropriate action to address and resolve any issues affecting independence of the auditors; (iii) consults with the independent auditors, including with respect to review of the Company's quarterly financial statements, and reviews the reports submitted by such independent auditors; and (iv) makes such reports and recommendations to the Board of Directors as it may deem appropriate.

   The Compensation Committee reviews management compensation standards and practices and functions as the independent committee under certain of the Company's compensation plans. (See "Executive Compensation: Report of the Compensation and Organizational Development Committee.")

   The Corporate Governance Committee: (i) reviews compliance with the "insider trading" rules of the NYSE and the Commission; (ii) reviews that proper guidelines are established for compliance with laws in the jurisdictions in which the Company does business; (iii) periodically reviews the Company's Code of Ethical Standards and Business Practices and Conduct, the Code of Conduct, the Corporate Governance Guidelines and compliance thereunder; and (iv) reviews stockholder proposals.

Compensation Committee Interlocks and Insider Participation

   The current members of the Company's Compensation Committee are Messrs. Hill, Matthews and Newman, none of whom is a current or former officer or employee of the Company. There were no "Compensation Committee Interlocks" during fiscal year 2001.


                              CORPORATE GOVERNANCE


   The Board of Directors is responsible for the control and direction of the Company. It represents and is accountable only to stockholders. The Board's primary purpose is to build long-term stockholder wealth. The Board delegates the conduct of business to the Toys "R" Us senior management team. The Board believes it is in the best interest of the stockholders to ensure that Toys "R" Us follows superior corporate governance practices. To this end, the Board has adopted the Corporate Governance Guidelines of Toys "R" Us, Inc. The Corporate Governance Guidelines of Toys "R" Us, Inc. are attached to this proxy statement as Exhibit A.

   The Board of Directors has the legal responsibility for overseeing the affairs of the Company and, thus, an obligation to keep informed about the Company's business and strategies. The role that the Board plays is inextricably linked to the development and review of the Company's strategic plan. This involvement enables the Board to provide guidance to management in formulating and developing plans and to exercise independently its decision- making authority on matters of importance to the Company. Acting as a full Board and through the Board's five committees, the Board is fully involved in the Company's strategic planning process. Each year, the Board devotes one meeting to develop, discuss and refine the Company's long-range operating plan and overall corporate strategy. Following the Board's annual strategic planning meeting, the Board reviews the progress of one or more strategic initiatives at each scheduled meeting. In addition, throughout the entire year directors may add strategic planning items to the agenda of any Board meeting.

   Specific operating priorities are developed to effectuate the Company's long-range plan. Some of the priorities are short-term in focus; others are based on longer-term planning horizons. Senior management reviews the conclusions reached by the Board and is charged with implementing those conclusions. At subsequent Board meetings, the Board continues to substantively review the Company's progress against its strategic plans and to exercise oversight and decision-making authority regarding strategic areas of importance. For example, the Board annually reviews the Company's overall annual performance and considers the following year's operating budget and capital expenditures plan. The Board establishes specific criteria against which the Company's performance will be evaluated for that year. Through the established procedures, the Board, consistent with good corporate governance, encourages the long-term success of the Company by exercising sound and independent business judgment on the strategic issues that are important to the Company's business.


                             DIRECTORS' COMPENSATION


   Directors who are not officers or employees of the Company or any of its subsidiaries ("Non-Employee Directors") are compensated pursuant to: (i) the Non-Employee Directors' Stock Option Plan (the "Directors' Option Plan"); (ii) the Non-Employee Directors' Stock Unit Plan (the "Directors' Unit Plan"); and
(iii) the Non-Employee Directors' Deferred Compensation Plan (the "Directors' Deferred Plan"). Each of the Directors' Option Plan, Directors' Unit Plan, and Directors' Deferred Plan was approved by stockholders and became effective on June 10, 1999. Directors who are also officers or employees of the Company receive no additional compensation for services as a Director, Committee participation, or special assignments.

   Non-Employee Directors receive an annual cash retainer of $30,000 for service on the Board. Meeting fees are paid in the form of stock units valued at $1,500 for each Board meeting attended and $1,000 for each Committee meeting attended. Each Non-Employee Director who serves as a Chairperson of a Committee receives additional stock units valued at $10,000. Each Non-Employee Director who serves on the Executive Committee receives additional stock units valued at $35,000. New Non-Employee Directors receive stock units valued at $50,000 after six months of service. Stock units generally vest one year from the initial award date and are awarded and valued, pending vesting, during the first week of each fiscal quarter. Unless a deferral election is made, stock units will generally be settled: (i) by delivery of common stock upon vesting; or (ii) upon termination due to a Non-Employee Director's earlier (a) death; (b) retirement after age 60 at least six months after the date of the award; (c) resignation to enter public service; or (d) disability.

   Non-Employee Directors are granted stock options pursuant to the Directors' Option Plan. Non-Employee Directors were granted options to purchase 30,000 shares of stock on June 10, 1999, and will receive a further grant of an option to purchase 30,000 shares on each three-year anniversary of such original option grant date. In addition, new Non-Employee Directors are entitled to receive stock option grants after one year of service, to purchase a pro-rated number of shares of common stock based on the number of months remaining in any respective three-year cycle of options granted to existing Non-Employee Directors. Subject to certain exceptions, one-third of such options become exercisable on a cumulative basis on each of the third, fourth, and fifth anniversaries of the date of grant. Non-Employee Directors may elect to receive the grant of an option in lieu of the payment of all or any portion of the annual cash retainer or stock units at the exchange ratio specified by the Directors' Option Plan and in accordance with the terms and conditions of the Plan.

   Pursuant to the Directors' Deferred Plan, Non-Employee Directors can elect to defer compensation, which may be in the form of cash, shares of stock, stock units, and shares of common stock receivable upon the exercise of a stock option. Any such election is generally irrevocable. Payment in settlement of any amounts of cash, common stock, or other property deposited in the deferral accounts established for Non-Employee Directors will generally be made as soon as practicable after the expiration of the deferral period, and in such number of installments as elected by a Non-Employee Director.

   Effective January 31, 1994, Charles Lazarus terminated his employment as Chief Executive Officer of the Company and, pursuant to his employment agreement, exercised his right to become a consultant to the Company for a five-year period. Under the terms of his agreement, Mr. Lazarus is required to refrain from competing either directly or indirectly with any business carried on by the Company during the term of his consulting period and for three years thereafter. The employment agreement also provides that Mr. Lazarus is entitled to receive a retirement benefit payment of $200,000 a year for five years commencing February 1999, the termination of his consulting period.

   Effective June 6, 2001, Michael Goldstein terminated his employment as Chairman of the Board of the Company. Thereafter, Mr. Goldstein has served as a Non-Employee Director of the Company.

                      DIRECTORS' AND OFFICERS' OWNERSHIP OF
                                TOYS "R" US STOCK


   The following table shows how much Toys "R" Us common stock each Named Executive Officer* and director beneficially owned as of March 13, 2002. No officer or director except Mr. Eyler owns more than 1.0% of the common stock, and directors and executive officers as a group beneficially owned 6,431,361 shares of common stock representing approximately 3.17% of our common stock. As of March 13, 2002 Mr. Eyler owned approximately 1.02% of Toys "R" Us common stock.


                                                                Common Stock
                                                                Beneficially
Name                                                            Owned as of
----                                                          March 13, 2002
                                                              --------------
John Barbour ...........................................        100,000(a)
RoAnn Costin ...........................................         31,052(b)(c)
Michael D'Ambrose ......................................         80,000(d)
John H. Eyler, Jr. .....................................      2,065,000(e)
Roger N. Farah .........................................          1,118(c)
Peter A. Georgescu .....................................          5,326(c)
Michael Goldstein ......................................        462,609(c)(f)
Calvin Hill ............................................         27,908(b)(c)(g)
Nancy Karch ............................................          5,358(c)
Charles Lazarus ........................................         73,391(c)
Richard L. Markee ......................................        560,058(d)
Norman S. Matthews .....................................         51,667(b)(c)
Arthur B. Newman .......................................         48,819(b)(c)
Gregory L. Staley ......................................        633,111(d)

---------------

* The Chief Executive Officer and the next four most highly compensated executive officers during the last fiscal year. The chart does not include Michael G. Shannon who is no longer an officer of the Company.
(a) Mr. Barbour has the right to acquire upon exercise of currently exercisable options, provided that the shares acquired upon the exercise of such options having a value equal to the aggregate fair market value over the exercise price of such options are generally subject to forfeiture under certain conditions. The percentage of his aggregate ownership is calculated on the basis that all such shares are deemed outstanding.
(b)  Includes 19,500, 15,600, 27,900 and 23,400 shares for Ms. Costin, Mr.
     Hill, and Messrs. Matthews and Newman, respectively, which such persons have the right to acquire upon exercise of currently exercisable options, and the percentage is calculated on the basis that such shares are deemed outstanding.
(c)  Includes 11,052, 1,118, 326, 2,189, 12,173, 4,502, 4,092, 19,767 and
     20,419 Stock Units (rounded down to the nearest whole share) for Ms. Costin, Mr. Farah, Mr. Georgescu, Mr. Goldstein, Mr. Hill, Ms. Karch, Mr. Lazarus, Mr. Matthews and Mr. Newman (collectively the "Non-Employee Directors"), respectively. Each Stock Unit represents the right to receive a share of Common Stock and was received in lieu of cash for all or a portion of their director's fees. The stock underlying the Stock
     Units was purchased by the Company in its name for the benefit of each Non-Employee Director and will be delivered to each Non-Employee Director in exchange for Stock Units upon vesting. Stock Units awarded prior to June 1999 vest upon the Non-Employee Director's death, retirement, or resignation. Stock Units awarded pursuant to the Non-Employee Directors' Stock Unit Plan, which became effective on June 10, 1999, vest on the first anniversary of the award date.
(d) Includes 80,000, 560,000 and 630,000 shares which Messrs. D'Ambrose, Markee and Staley, respectively, have a right to acquire upon exercise of currently exercisable options. The shares which may be acquired upon the exercise of such options having a value equal to the aggregate fair market value over the exercise price of such options are generally subject to forfeiture under certain conditions. The percentage of Messrs. Barbour's, D'Ambrose's, Markee's and Staley's aggregate ownership is calculated on the basis that all such shares are deemed outstanding.
(e) Includes 2,040,000 shares which Mr. Eyler has the right to acquire upon exercise of currently exercisable options, provided that the shares acquired upon the exercise of such options having a value equal to the aggregate fair market value over the exercise price of such options are generally subject to forfeiture under certain conditions. The percentage of Mr. Eyler's aggregate ownership is calculated on the basis that all such shares are deemed outstanding.
(f) Includes 460,420 shares which Mr. Goldstein has the right to acquire upon exercise of currently exercisable options. The shares which may be acquired upon the exercise of such options having a value equal to the aggregate fair market value over the exercise price of such options are generally subject to forfeiture under certain conditions. The percentage of Mr. Goldstein's aggregate ownership is calculated on the basis that all such shares are deemed outstanding.
(g)  Includes 135 shares beneficially owned by his wife, as to which shares
     Mr. Hill disclaims beneficial ownership.

                             STOCK PERFORMANCE GRAPH

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN ON
        TOYS "R" US COMMON STOCK, S&P 500 AND S&P RETAIL COMPOSITE INDEX


                                    [graphic]



                                                YEAR
                            1996     1997     1998     1999     2000      2001

Toys "R" Us                  100      114      122       68       46       119

Standard & Poor's 500        100      126      160      212      234       232

Standard & Poor's Retail     100      119      177      290      290       310




Compliance with Section 16(a)

   The Company believes that all persons who were subject to Section 16(a) of the Securities Exchange Act for the past fiscal year complied with the filing requirements thereof. In making this disclosure, the Company has relied on written representations of its directors and executive officers and its ten percent holders (if any) and copies of the reports that they have filed with the Commission.

                      EXECUTIVE COMPENSATION: REPORT OF THE

             COMPENSATION AND ORGANIZATIONAL DEVELOPMENT COMMITTEE

   The Compensation and Organizational Development Committee (the "Committee") is composed entirely of independent outside Directors, none of whom is or has been an officer or employee of the Company.

   The Company's executive compensation program is based on its pay for performance policy and has been designed to:

     o attract high-caliber talent to meet the organization's executive resource needs;

     o retain top-performing executives at the corporate level and in each of the divisions;

     o provide compensation opportunities that are fair and competitive with those offered by comparable organizations with whom the Company competes for business and talent;

     o    motivate high performance by executive officers and all employees;

     o reward executives based on corporate and division annual and long-term strategic progress, business results, and the creation of stockholder value; and

     o align executive officers and all employees with stockholders' interests.

Compensation for the Chairman and Chief Executive Officer

   During the fiscal year ended February 2, 2002, John H. Eyler, Jr. served as the Company's Chairman and Chief Executive Officer. Mr. Eyler has entered into an employment agreement with the Company, as described under "Employment Agreements."

   The Chief Executive Officer of the Company participates in the Company's executive compensation plans on the same basis as all other executive officers and key employees. In determining the Chief Executive Officer's compensation opportunities and performance goals, the Committee periodically conducts a competitive review and analysis, as it does for other executive officers. For the fiscal year ended February 2, 2002, the Committee established the Chief Executive Officer's total compensation (base salary, annual incentives, restricted stock and stock options) for target performance between the 50th and the 75th percentiles for chief executive officers from the competitive marketplace.

   Mr. Eyler's base salary was $1,000,000, as described under "Employment Agreements". Under the Management Incentive Compensation Plan, two-thirds of Mr. Eyler's bonus is based on predetermined objectives for improving the operating performance of the entire corporation. One-third of the bonus is based on achieving certain strategic goals. During the fiscal year ended February 2, 2002, the Company did not meet its predetermined objectives for improving its operating performance, and therefore Mr. Eyler did not receive that portion of his bonus. The Committee determined that Mr. Eyler achieved his strategic objectives relating to corporate, store and merchandise transformation and awarded him one-third of his target bonus, an amount of $700,000. The Committee, in recognition of his outstanding leadership and performance on several critical strategic initiatives, approved a supplemental discretionary award to Mr. Eyler in the amount of $250,000, to be deferred under the Company's Deferred Compensation Plan until a date at least six months after Mr. Eyler's retirement from the Company.

   The Committee determined that in order to ensure alignment of interests between management and stockholders, equity awards to senior management should continue to be a significant amount of total annual compensation during the fiscal year ended February 2, 2002. Mr. Eyler, as well as other officers and key employees, was eligible to receive an award of stock options and restricted units. For the fiscal year ended February 2, 2002, Mr. Eyler received an award of 320,000 stock options.

Compensation of Other Executive Officers

   Total compensation for target performance under the Company's compensation program for executive officers for the fiscal year ended February 2, 2002 was generally positioned at the 50th to the 75th percentile of the competitive marketplace, depending upon the individual's level, position, responsibilities and degree of difficulty and challenge associated with the fiscal year ended February 2, 2002's performance objectives.

   Base salaries for Executive Officers are reviewed annually. Base salary levels are set so that the principal compensation opportunities are derived from annual cash incentives and increases in the market value of the Company's common stock. During the fiscal year ended February 2, 2002 several officers and key employees took on significantly larger responsibilities. Base salaries for those officers were increased to reflect the new roles.

   Annual incentives for executive officers are governed by the Company's Management Incentive Compensation Plan (the same plan that applies to the Chairman and Chief Executive Officer). Each officer was eligible to receive a target bonus based on meeting predetermined financial and strategic objectives. Two-thirds of the annual incentive opportunity for executive officers were based on improvement in operating performance of the entire Company, with combined corporate and division performance for certain executive officers who also have divisional responsibilities. The plan is designed to provide participants above market total cash compensation for meeting or exceeding performance objectives and below market total cash compensation for not meeting those objectives. For the fiscal year ended February 2, 2002, Messrs. Staley, Markee and Barbour received a portion of their bonus based on achieving the operating performance improvement goals within certain divisions. All executive officers received a portion (or some sub-part thereof) of their bonus, which was based on achieving predetermined strategic objectives. Mr. D'Ambrose received an incentive award based on his employment agreement (see "Employment Agreements").

   Equity compensation has historically been a cornerstone of the Company's program for executive and employee compensation. For the fiscal year ended February 2, 2002, the Committee authorized grants of stock options and restricted units to certain executive officers, including the Chief Executive Officer, to reinforce the Company's ability to attract, retain and motivate a highly qualified management team.

Tax Considerations

   Section 162(m) of the Internal Revenue Code limits the Company's tax deduction to $1 million for compensation paid to the named proxy officers unless certain exemptions apply. One of the exemptions is for performance- based compensation. The Management Incentive Compensation Plan and the 1994 Stock Option and Performance Incentive Plan, which were approved by stockholders, are designed to qualify for this exemption. The Committee's policy is to preserve corporate tax deductions attributable to the compensation of executives while maintaining flexibility to approve, when appropriate, compensation arrangements which it deems to be in the best interests of the Company and its stockholders, but which may not always qualify for full tax deductibility.


                            Norman S. Matthews, Chair
                            Calvin Hill
                            Arthur B. Newman

                            Members of The Compensation
                            and Organizational
                            Development Committee

                             EXECUTIVE COMPENSATION

                           Summary Compensation Table


                                                                                   Annual Compensation
                                                                   -----------------------------------------------------
                                                                                                             Other
Name and Principal Position(1)                                                                               Annual
 ------------------------------                                     Year      Salary ($)   Bonus ($)    Compensation ($)
                                                                  --------    ----------   ---------    ----------------
John H. Eyler, Jr. ............................................   02/02/02    1,000,000      950,000        206,266(7)
 Chairman, President and                                          02/03/01    1,000,000    1,916,900
 Chief Executive Officer                                          01/29/00       38,462            0

John Barbour ..................................................   02/02/02      644,234      416,500
 Executive Vice President,
 President - Toys "R" Us
  International
Michael D'Ambrose .............................................   02/02/02      473,077      600,000
 Executive Vice President -
 Human Resources
Richard L. Markee .............................................   02/02/02      608,078      532,344
 President - Specialty                                            02/03/01      565,192    1,151,714
 Business and International                                       01/29/00      483,072      468,805

Gregory R. Staley .............................................   02/02/02      676,942      330,598
 President, U.S. Toy Store                                        02/03/01      631,538      965,601
 Division                                                         01/29/00      483,072      401,969

Michael G. Shannon ............................................   02/02/02      616,539      794,000
 President - Administration                                       02/03/01      577,844      872,112
 and Logistics                                                    01/29/00      554,996      257,125




                                                                                    Long-Term Compensation Awards
                                                                  ----------------------------------------------------------------
                                                                                   Restricted
Name and Principal Position(1)                                       Stock          Stock and          LTIP           All Other
 ------------------------------                                   Options (#)    Stock Units ($)(2) Payouts ($)   Compensation ($)(3
                                                                  -----------    ---------------    -----------   ----------------
John H. Eyler, Jr. ............................................      740,000        3,037,200(8)        0              341,557
 Chairman, President and                                             300,000                0           0              104,305
 Chief Executive Officer                                           1,000,000        2,288,000(4)        0                    0
                                                                     300,000(6)
John Barbour ..................................................            0                0           0                    0
 Executive Vice President,
 President - Toys "R" Us
  International
Michael D'Ambrose .............................................       80,000          612,500(4)        0                    0
 Executive Vice President -
 Human Resources
Richard L. Markee .............................................      115,000                0           0              189,437
 President - Specialty                                               115,000        1,121,750(5)        0              113,204
 Business and International                                           90,000          457,600(4)        0              100,980
                                                                      90,000(6)
Gregory R. Staley .............................................      175,000                0           0              176,802
 President, U.S. Toy Store                                           125,000          853,930(5)        0              112,730
 Division                                                             90,000          453,800(4)        0               72,206
                                                                      90,000(6)
Michael G. Shannon ............................................      115,000                0           0              165,280
 President - Administration                                          115,000          229,068(5)        0               97,442
 and Logistics                                                        90,000                0           0              133,982
                                                                     110,000(6)

---------------

(1) All positions represent the capacities in which individuals served as of February 2, 2002, except Mr. Shannon is no longer an officer of the Company.
(2) The data reflects the value of Restricted Stock and Restricted Units based on the closing price on the date of issuance. The value of Restricted Stock and Restricted Units issued for the fiscal year ended February 2, 2002 is $25.31 for Mr. Eyler and $24.50 for Mr. D'Ambrose, respectively. The value of Restricted Stock issued for the fiscal year ended February 3, 2001 is $14.00 for Messrs. Markee, Staley and Shannon. The value of Restricted Units issued for the fiscal year ended January 29, 2000 is $11.44 for Mr. Eyler, $22.88 for Mr. Markee and $22.69 for Mr. Staley.
     At February 2, 2002, the number and value (based upon the closing price of $19.50 per share of Common Stock at February 2, 2002) of non-dividend paying Restricted Units awarded and outstanding are:
     Restricted Units: 25,000 (487,500) for Mr. D'Ambrose.
     Restricted Stock: 120,000 (2,340,000) for Mr. Eyler.
(3) "All Other Compensation" includes, but is not limited to, the Company's contributions to the "TRU" Partnership Employee's Savings and Profit Sharing Plan and to its Supplemental Executive Retirement Plan for the accounts of the Named Executive Officers. See "Executive Compensation:
     Report of the Compensation and Organizational Development Committee."
(4) Restricted Stock Units ("Restricted Units") were issued pursuant to the executives' Retention Agreements. Restricted Units represent the right to receive a like number of shares of Common Stock upon satisfactorily meeting the vesting, employment, and non-compete requirements specified in the Retention Agreements. Failure to meet such requirements subject the Restricted Units to forfeiture. In the case of Mr. Eyler, Restricted Units vest 33 1/3% per annum, commencing February 1, 2002 (subject to certain performance criteria). Restricted Units are issued under the Toys "R" Us, Inc. Amended and Restated 1994 Stock Option and Performance Incentive Plan (the "1994 Plan"). With respect to Messrs. Markee, Shannon and Staley, Restricted Units vest on the fifth anniversary of the grant, subject to certain performance criteria. With respect to Mr. D'Ambrose, subject to certain performance criteria being met, 50% of the Restricted Units granted vest on the second anniversary of the grant and the remaining 50% vest on the third anniversary of the grant.
(5) Restricted shares awarded during the fiscal year ended February 3, 2001 included shares issued in exchange for the surrender and cancellation of previously granted stock options; shares issued in exchange for the early termination of the Strategic Incentive Plan; and shares issued in payment of bonuses earned but mandatorily deferred under the Management Incentive Compensation Plan. The number of stock options surrendered (and the number of restricted shares issued in exchange) for Messrs. Markee and Staley were 425,300 (47,561) and 267,300 (33,418), respectively. The number of restricted shares issued in exchange for the early termination of the Strategic Incentive Plan for Messrs. Markee, Shannon and Staley were 16,362, 16,362 and 23,780, respectively. The number of restricted shares issued in payment of previously earned bonuses for Messrs. Markee and Staley were 16,202 and 3,797, respectively. Restricted shares are forfeitable in their entirety if the executive's employment terminates prior to the second anniversary of the grant date and 50% of the shares are forfeited if the executive's employment terminates after the second anniversary but prior to the third anniversary of the grant date.
(6) Represents grants of options to acquire Common Stock of Toysrus.com Inc. All grants vest 25% one year from the grant date and 2.08% per month during each of the three years following the first anniversary of the grant date.
(7)  Includes $156,002 for personal use of company aircraft.
(8) Restricted shares granted to Mr. Eyler will vest on the fifth anniversary of the grant date provided that the average price of Toys "R" Us common stock is at least $41.19 at the vesting date.

                               Option Grant Table


   The following table sets forth certain information concerning stock options granted by the Company during the fiscal year ended February 2, 2002 to the Named Executive Officers. The hypothetical present value on date of grant shown below is presented pursuant to the rules of the Commission and is calculated under the Modified Black-Scholes Model for pricing options. The actual before-tax amount, if any, realized upon the exercise of a stock option will depend upon the excess, if any, of the market price of the Common Stock over the exercise price per share of the stock option at the time the stock option is exercised. There is no assurance that the hypothetical present value or any value of the stock options reflected in these tables will be realized.


                                                                                       Individual Grants
                                                           ------------------------------------------------------------------------
                                                                         % of Total                                     Grant Date
Name                                                                       Options         Exercise       Expiration      Present
  ----                                                     Options (#)   Granted(2)    Price/Share ($)       Date      Value ($)(3)
                                                           -----------   ----------    ---------------    ----------   ------------
John H. Eyler, Jr......................................     400,000(1)        4.65%           25.58           4/6/11     3,708,000
                                                             68,000(4)         .79%           28.13           4/6/11       597,720
                                                             68,000(4)         .79%           30.69           4/6/11       567,120
                                                             68,000(4)         .79%           33.25           4/6/11       539,240
                                                             68,000(4)         .79%           35.81           4/6/11       513,400
                                                             68,000(4)         .79%           38.36           4/6/11       489,600
John Barbour...........................................              0            0              --               --            --
Michael D'Ambrose......................................      80,000(1)         .93%           24.70          4/16/11       724,800
Richard L. Markee......................................     115,000(1)        1.34%           25.58           4/6/11     1,066,050
Gregory R. Staley......................................     175,000(1)        2.03%           25.58           4/6/11     1,622,250
Michael G. Shannon.....................................     115,000(1)        1.34%           25.58           4/6/11     1,066,050

---------------

(1) Stock options granted in April 2001 for Messrs. Eyler, D'Ambrose, Markee, Staley and Shannon under the 1994 Plan. Such options became exercisable six months after the date of grant. Upon exercise of options, the number of shares having a value equal to the aggregate fair market value over the exercise price of the options is generally subject to forfeiture if the grantee does not remain with the Company until the second anniversary from the date the options are granted. In addition, 50% of the number of shares having a value equal to the aggregate fair value over the exercise price of the options are generally subject to forfeiture if the grantee does not remain with the Company until the third anniversary from the date the options are granted.

(2) Based upon a total of 8,609,015 Toys "R" Us, Inc. options granted to 32,235 employees of the Company.

(3) The hypothetical present values on grant date are calculated under the Modified Black-Scholes Model, which is a mathematical formula used to value options traded on stock exchanges. This formula considers a number of factors in estimating an option's present value. Factors used to value original options issued in the fiscal year ended February 2, 2002 include the following:

                                Toys "R" Us, Inc.

                                                    April 6,         April 16,
                                                      2001             2001
                                                      ----             ----
   Volatility................................        52.30%           52.28%
   Risk Free Rate............................        4.578%           5.003%


     Additional assumptions of 0% dividend yield, 5 year projected time to exercise, and 8% to 10% per annum risk of forfeiture are applied to all original options granted in 2001. Restoration option values are calculated using the same model and factors as original options, except that the projected date of exercise is generally the remaining term of the prior option and the stock's expected volatility rate and risk free rate of return are calculated at date of grant of the restoration option.

(4) Each option vests on the fifth anniversary of the date of grant subject to certain specified performance criteria.

                Aggregated Option Exercises In Last Fiscal Year
                        And Fiscal Year-End Option Values


   The following table sets forth information concerning the exercise of options by the Named Executive Officers during the last fiscal year and the value of unexercised options held by the Named Executive Officers as of the fiscal year ended February 2, 2002:


                                                                                                                         Value of
                                                                                                     Shares of         Unexercised
                                                                                                    Common Stock       In-the-Money
                                                             Shares of     Value Realized ($)    Underlying Options     Options at
                                                           Common Stock       (Market Price        at FY-End (#)        FY-End ($)
Name                                                        Acquired on     at Exercise Less        Exercisable/       Exercisable/
  ----                                                     Exercise (#)      Exercise Price)       Unexercisable      Unexercisable
                                                           ------------    ------------------    ------------------   -------------
John H. Eyler, Jr. .....................................         0                  0                2,040,000(1)(2)(4) 9,107,500

John Barbour ...........................................         0                  0                  100,000(5)         333,000

Michael D'Ambrose ......................................         0                  0                   80,000(4)               0

Richard L. Markee ......................................         0                  0                  560,000(1)(3)(4)   806,550

Gregory R. Staley ......................................         0                  0                  630,000(1)(3)(4)   847,050

Michael G. Shannon .....................................         0                  0                  560,000(1)(3)(4)   465,750


---------------

(1) Included in the totals for "Shares of Common Stock Underlying Options at FY-End Exercisable/Unexercisable" are all options which, although exercisable, provide that the shares acquired upon the exercise of such options having a value equal to the aggregate fair value over the exercise price of such options are generally subject to forfeiture.

(2) In the case of Mr. Eyler, such options were subject to forfeiture in their entirety if the grantee did not remain employed by the Company until February 1, 2002, 66 2/3% of such options are subject to forfeiture if the grantee is not employed by the Company until February 1, 2003 and 33 1/3% of such options are subject to forfeiture if the grantee is not employed by the Company until February 1, 2004.

(3) In the case of Messrs. Markee, Staley and Shannon such options are generally subject to forfeiture if the grantee does not remain employed by the Company until the fifth anniversary of the grant date (for options granted prior to April 1999) and the third anniversary of the grant date (for options granted beginning April 1999).

(4) Beginning in March 2000, all options granted are generally subject to forfeiture if the grantee does not remain employed by the Company until the second anniversary of the grant. 50% of such grants shall vest on the second anniversary of the grant, with the remaining 50% vesting, provided the employee remains employed by the Company, on the third anniversary of the grant.

(5) Mr. Barbour's options were granted on August 2, 1999 and vest on March 1, 2004.

                         Long Term Incentive Plan Awards

   No awards were made to the named executive officers during the last fiscal year under any long-term incentive plan, as defined by the Securities and Exchange Commission.

                        Toys "R" Us Employment Agreements

Retention Agreement--Mr. Eyler

   On January 6, 2000, the Company entered into a retention agreement with John
H. Eyler, Jr. upon his selection as President and Chief Executive Officer. The original term of employment under the agreement was to expire on January 17, 2002, subject to renewal as described below. The retention agreement was automatically renewed for the fiscal year ending February 3, 2003. The agreement provides for automatic one-year renewals, unless terminated by either party in accordance with the terms thereof. Mr. Eyler's agreement provides for a base salary of $1,000,000. The agreement also provides for participation in any and all insurance and other plans for the benefit of the Company's officers, which are in effect during the employment period and entitle the executive to participate in the Company's various incentive bonus plans on a basis commensurate with his prior participation.

   If the executive's employment is terminated for death, disability, or retirement, he would be entitled to a lump sum cash payment equal to the sum of:
(i) his pro-rated annual base salary payable through the date of termination and his actual earned incentive bonus for any completed fiscal year to the extent not already paid; and (ii) his pro-rated targeted amount of incentive bonus that would have been payable with respect to the fiscal year in which the date of termination occurs. The executive would be vested in all equity awards and account balances under the Company's plans. Vested options would remain exercisable through the expiration date of such options. The Company would be obligated to provide for the continuation of benefits (or benefits to the executive's spouse and dependent children in the event of his death) under the Company's benefit plans. In consideration for these payments and benefits, the executive must comply with a three-year non-solicitation/ non-hiring of employees restrictive covenant as well as a two-year non- competition covenant.

   Upon termination of the executive's employment by the Company without "Cause" (as defined in the agreement) or by the executive for "Good Reason," he would be entitled to receive: (i) his pro-rated annual base salary on the date of termination, plus his pro-rated targeted annual and long-term incentive awards through the date of termination; and (ii) his annual base salary on the date of termination, plus the targeted annual and long-term incentive awards that would have been paid to him during the fiscal period in which he was terminated, in equal installments to be paid at least monthly during each of the two years following his termination. Receipt of such payments and the continuation of benefits under the Company's benefit plans and immediate vesting of all awarded options is conditioned upon the executive's compliance with non-competition and non-solicitation/non-hiring of employee's restrictive covenants for a two-year period.

   If the executive's employment is terminated within three years after a Change of Control (as defined in the agreements), other than for "Cause," the executive will be entitled to receive the amounts described in the first sentence of the paragraph above, plus an additional year's worth of annual base salary and targeted incentive awards, and such payments will not be subject to the restrictive covenants. Following termination of employment, the executive would also be entitled to exercise any stock options granted under any stock option plan of the Company for their full term. If termination of employment were to occur in connection with a Change of Control, the executive would also be paid an amount pursuant to his agreement intended to reimburse him for any excise tax imposed under Section 4999 of the Internal Revenue Code, including any tax payable by reason of such reimbursement.

Retention Agreements--Messrs. Markee, Shannon, and Staley

   The Company is also party to retention agreements (each a "Retention Agreement") with each of Messrs. Markee, Shannon, and Staley. The current term of employment under the Retention Agreements with Messrs. Markee and Staley expires on May 1, 2002. Mr. Shannon terminated his employment with the Company on February 1, 2002, subject to the terms and conditions of his Retention Agreement. Each Retention Agreement provides for automatic one-year renewals, unless the Company provides the executive with notice of non-renewal at least six months prior to the next renewal date. Each Retention Agreement provides for a base salary per year commensurate with the executive's current base salary plus participation in any and all insurance and other plans for the benefit of the Company's officers, which are in effect during the employment period. The executives are also entitled to participate in the Company's incentive bonus plans.

   Each Retention Agreement provides that, if, prior to the expiration or termination thereof, a Change of Control (as defined in the Retention Agreement) occurs and thereafter the Company terminates his employment without "Cause" (as defined in the Retention Agreement), or, if the executive terminates his employment for "Good Reason" (as defined in each Retention Agreement) or is terminated by the Company without "Cause" prior to a Change of Control, the executive would be entitled to receive payment of a lump sum cash amount consisting of: (i) his pro-rated annual base salary on the date of termination to the extent not paid plus his pro-rated targeted annual and long-term incentive awards through the date of termination, payable within 30 days after termination; and (ii) his annual base salary on the date of termination, plus the targeted annual awards that would have been paid to him during the fiscal period in which he was terminated, in equal installments to be paid at least monthly during each of the two years following his termination. Unvested options would continue to vest in accordance with their terms for two years after the date of termination, with all remaining unvested options vesting on the second anniversary of the termination date. Options that are vested at termination or vest thereafter would be exercisable until the earlier of the thirty-month anniversary of the termination date or the expiration date of the options. Any other unvested equity-based awards (including, without limitation, restricted stock and stock units) would vest on a pro rata basis on the second anniversary of the date of termination. In addition, the executive would be entitled to continuation of health benefits, with the Company obligated to pay the medical premiums for the first two years after the date of termination. The executive would by fully vested in any account balance or other benefits provided under any of the Company's benefit plans. Each executive would also be paid an amount pursuant to his Retention Agreement intended to reimburse the executive for any excise tax imposed under Section 4999 of the Internal Revenue Code, including any tax payable by reason of such reimbursement. In exchange for these payments and benefits, the executives are subject to a two-year non-competition covenant (other than in the event of termination following a Change of Control) and a two-year non- solicitation/non-hiring covenant.

Employment Agreement--Mr. D'Ambrose

   On April 16, 2001, the Company entered into an employment agreement ("Employment Agreement") with Michael D'Ambrose. The Employment Agreement provides for a two-year term with automatic one-year renewals, unless the Company provides a notice of non-renewal at least six months prior to the next renewal date. The Employment Agreement provides for an initial base salary of $600,000 with annual compensation evaluations. The executive is eligible to receive annual incentive awards paid in accordance with the Company's incentive plans. For the fiscal year ending February 2, 2002, the executive was guaranteed an annual incentive of at least $600,000. Thereafter, there will be no guarantee and he will participate in the same plan as other senior executives. During the employment period, the executive may participate in all other Company plans at a level commensurate with his position. In conjunction with joining the Company, the executive received 25,000 restricted units and 80,000 stock options.

   The Employment Agreement with Mr. D'Ambrose includes termination provisions similar to those of the other Named Executives discussed above (excluding Mr. Eyler). Additionally, the Employment Agreement provides for a cash payment in the event that employment is terminated upon expiration of the initial two- year term due to the decision not to renew or extend the employment period other than for "Cause" by the Company or by the executive for "Good Reason." Under these circumstances, the executive would be entitled to a lump sum cash payment within 30 days of termination consisting of: (i) his pro-rated annual base to the extent unpaid; (ii) his pro-rated target annual bonus and incentive awards that would have been paid to him during the fiscal period in which he was terminated; and (iii) any unpaid earned annual bonus or incentive awards. All unvested options, profit shares, or other equity-based awards would vest at termination. Options would be exercisable until the earlier of the thirty-month anniversary of the termination date or the expiration date.

Employment Agreement--Mr. Barbour

   On July 19, 1999, the Company entered into an employment agreement ("Employment Agreement") with John Barbour. In addition to base salary and annual incentive awards, the executive is eligible to participate in all employee benefit plans. If the executive's employment is terminated without "Cause" or he terminates for "Good Reason," for the one-year period following the date of written notice, he would be entitled to receive an amount equal to two times his current base salary plus he would be entitled to continue to participate in his current employee benefit plans. In addition, the executive would receive: (i) the greater of (a) fifty percent of his signing grant of options for shares of toysrus.com stock; or (b) the number of such options that would vest through the first anniversary of the date of termination; plus (ii) the number of options in Company stock that would vest through the first anniversary of the date of termination. Any options that are unvested at the first anniversary of the date of termination would be cancelled. In the event of termination due to disability, for the one-year period following the date of termination, the executive would continue to receive his annual salary plus he would be entitled to continue participating in his current employee benefit plans. Depending on the circumstance of the termination, the executive may be subject to non-competition and non-solicitation covenants for a period of one year from the date of termination. If a Change of Control occurs, all options to acquire both toysrus.com shares and Toys "R" Us shares would immediately vest and become exercisable.

                                                                       Exhibit A








                         CORPORATE GOVERNANCE GUIDELINES

                                       OF

                               TOYS "R" US, INC.





Adopted as of March 13, 2002

                                Toys "R" Us, Inc.

                         Corporate Governance Guidelines


   The following Corporate Governance Guidelines (the "Guidelines") have been adopted by the Board of Directors (the "Board") of Toys "R" Us, Inc. (the "Company" or "Toys "R" Us") to assist the Board in the exercise of its responsibilities. These Guidelines reflect the Board's commitment to monitor the effectiveness of policy and decision-making both at the Board and management level, and to enhance stockholder value over the long term. These Guidelines are a statement of policy and are not intended to change or interpret any federal or state law or regulation, including the Delaware General Corporation Law, or the Certificate of Incorporation or By-laws of the Company. The Guidelines are subject to periodic review by the Corporate Governance Committee of the Board and to modification from time to time by the Board.

                                BOARD COMPOSITION

1. Selection of Chair of the Board and Chief Executive Officer

   The Board shall be free to choose its Chair in any way that seems best for the Company at any given point in time. The Board believes, however, that if the offices of the Chief Executive Officer and Chair of the Board are filled by different people, the Chair of the Board should be selected from the non-employee directors.

2. Size of the Board

   The Board believes that it should generally have no fewer than nine and no more than eleven directors. This range permits diversity of experience without hindering effective discussion or diminishing individual accountability.

3. Selection of New Directors

   The entire Board shall be responsible for nominating candidates for election to the Board at the Company's annual meeting of stockholders and for filling vacancies on the Board that may occur between annual meetings of stockholders. The Nominating Committee is responsible for identifying, screening and recommending candidates to the entire Board for Board membership. When formulating its Board membership recommendations, the Nominating Committee shall also consider any advice and recommendations offered by the Chief Executive Officer or the stockholders of the Company or any outside advisors the Nominating Committee may retain.

4. Board Membership Criteria

   Nominees for director shall be selected on the basis of broad experience; wisdom; integrity; ability to make independent analytical inquiries; understanding of the Company's business environment; and willingness to devote adequate time to Board duties.

   The Nominating Committee shall be responsible for assessing the appropriate balance of skills and characteristics required of Board members.

   The Board shall be committed to a diversified membership, in terms of both the individuals involved and their various experiences and areas of expertise.

   Each director shall be expected to have purchased at least 1000 shares of stock within (1) year of first becoming a Board member.

5. Percentage of Independent Directors on Board

   Independent directors shall constitute a substantial majority of the Board. The Board should be encouraged to invite senior management to attend board meetings, but Company executives should understand that board membership is generally limited to outside directors. No more than two Company employees may serve on the Board at the same time.

6. Board Definition of Director Independence

   An independent director is one who is free from any relationship that would interfere with the exercise of independent judgment as a director. No officer or employee of Toys "R" Us or its subsidiaries nor any immediate family member of any officer or employee of Toys "R" Us or its subsidiaries shall qualify as an independent director. A director who is an executive officer of another corporation where any of the Company's executives serves on that corporation's compensation committee shall not qualify as an independent director. An individual (a) who is a partner, controlling stockholder, or executive officer of an organization that has a business relationship with the Company that is material either to the director or to the Company or (b) who has a direct business relationship with the Company that is material either to the director or to the Company, may not serve as an independent member of the Board. The materiality of the business relationship shall be determined by the Corporate Governance Committee, and its determination shall be final. Further, an individual may not serve as an independent member of the Board for a period of three years following the termination of any of the relationships delineated above, unless the Board expressly determines otherwise.

7. Chair of the Corporate Governance Committee

   The Chair of the Corporate Governance Committee shall be an independent director.

8. Retirement Age

   No director after having attained the age of 72 years shall be nominated for re-election or reappointment to the Board, without the prior approval of the Corporate Governance Committee.

9. Directors Who Change Their Present Job Responsibility

   The Corporate Governance Committee shall review the continued appropriateness of Board membership if a Board member has a material change in employment circumstances and the affected director shall be expected to act in accordance with the Corporate Governance Committee's recommendation.

10.   Term Limits

   The Board does not mandate term limits for its directors.

11.   Board Compensation

   The Company's employees shall not receive additional compensation for their service as directors. Director compensation shall be reviewed annually as determined by the Compensation and Organizational Development Committee.

   The Company believes that compensation for non-employee directors should be competitive. Further, the Company believes is in the best interest of its shareholders that a portion of annual director compensation be paid in Company stock.

12.   Evaluation of Board

   The Board shall be responsible for annually conducting a self-evaluation of the Board as a whole. The Corporate Governance Committee shall be responsible for establishing the evaluation criteria and implementing the process for such evaluation.

13.   Evaluation of Committees of the Board

    The Corporate Governance Committee shall conduct an annual review of each committee's contribution to the Company. In its review of the committees, the Corporate Governance Committee shall review each committee's objectives, as stated at the beginning of each fiscal year, and compare those stated objectives to the results and time expended to achieve such results at the end of that year.

14.   Evaluation of Board Members

   The Corporate Governance Committee shall conduct an annual review of each Board member. It shall be responsible for establishing the evaluation criteria and implementing the evaluation process.

15.   Board Contact with Senior Management

   Board members shall have complete access to management. Board members shall use sound business judgment to ensure that such contact is not distracting, and, if in writing, shall be copied to the Chief Executive Officer and the Chair of the Board.

   Furthermore, the Board encourages senior management, from time to time, to bring employees into Board meetings who: (a) can provide additional insight concerning the items being discussed because of personal involvement in these areas; (b) represent significant aspects of the Company's business; and (c) assure the Board of exposure to employees with future potential to assure adequate plans for management succession within the Company.

16.   Board Interaction with Institutional Investors and Press

   The Board believes that management generally should speak for the Company, consistent with all regulations governing such communications and with common sense. Unless otherwise agreed to or requested by the Chair, each director shall refer all inquiries from institutional investors and the press to designated members of senior management or to the Chair.

                                 BOARD MEETINGS

17.   Frequency of Meetings

   There shall be at least five regularly scheduled meetings of the Board each year.

18.   Selection of Agenda Items for Board Meetings

   The Chair of the Board, in consultation with the Corporate Secretary and the Chief Executive Officer, shall annually prepare a "Board of Directors Master Agenda." This Master Agenda shall set forth a minimum agenda of items to be considered by the Board at each of its specified meetings during the year. Each meeting agenda shall include an opportunity for each committee chair to raise issues or report to the Board. Thereafter, the Chair of the Board, and the Chief Executive Officer, may adjust the agenda to include special items not contemplated during the initial preparation of the annual Master Agenda.

   Upon completion, a copy of the Master Agenda shall be provided to the entire Board. Each Board member shall be free to suggest inclusion of items on the Master Agenda for any given meeting. Thereafter, any Board member may suggest additional subjects that are not specifically on the agenda for any particular meeting. In that case, the Board member should contact the Chair or the Secretary at least ten days prior to the relevant meeting.

19.   Strategic Discussions at Board Meetings

   At least one Board meeting will be primarily devoted to long-range strategic plans. It is also probable that specific short and/or long-range strategic plans will be discussed at other Board meetings throughout the year.

20.   Executive Sessions

   The Board shall meet in executive session, without the presence of the Company's officers, on at least two occasions each year. These meetings can be in person or held telephonically.

21.   Board Materials Distributed in Advance

   Information and data is important to the Board's understanding of the business and essential to prepare Board members for productive meetings. Presentation materials relevant to each meeting will be distributed in writing to the Board in advance of the meeting unless doing so would compromise the confidentiality of competitive information. In the event of a pressing need for the Board to meet on short notice, it is recognized that written materials may not be available in advance of the meeting. Management will make every effort to provide presentation materials that are brief and to the point, yet communicate the essential information.

                                COMMITTEE MATTERS

22.   Number and Names of Board Committees

   The Company shall have five standing committees: Audit, Nominating, Corporate Governance, Compensation and Organizational Development, and Executive. The duties for each of these committees shall be outlined in each of the committee's charter and by resolution of the Board. The Board may form a new committee or disband a current committee depending on circumstances.

23. Independence of Audit and Corporate Governance and Compensation and Organizational Development Committee

   The Audit, Corporate Governance, and Compensation and Organizational Development committees shall be composed entirely of independent directors.

24.   Assignment and Rotation of Committee Members

   The Nominating Committee shall be responsible, after consultation with the Chair of the Board, for making recommendations to the Board with respect to the assignment of Board members to various committees. After reviewing the Nominating Committee's recommendations, the Board shall be responsible for appointing the Chairs and members to the committees on an annual basis.

   The Chair and the Nominating Committee shall annually review the Committee assignments and shall consider the rotation of Chairs and members with a view toward balancing the benefits derived from continuity against the benefits derived from the diversity of experience and viewpoints of the various directors.

25.   Annual Review by Committee

   Each Board Committee shall annually review its charter and recommend to the Board any changes it deems necessary. In addition all Board Committees shall annually review the Corporate Governance guidelines, and recommend to the Corporate Governance Committee any changes it deems necessary. In addition to its charter, the Corporate Governance Committee will annually review the Corporate Governance Guidelines and recommend to the full Board any changes it deems necessary.

                             LEADERSHIP DEVELOPMENT

26.   Evaluation of Chief Executive Officer

   The Board shall conduct an ongoing evaluation of the Chief Executive Officer. The evaluation of the Chief Executive Officer is accomplished through the following process:

     o The Chief Executive Officer meets with the Compensation and Organizational Development Committee to develop appropriate goals and objectives for the next year, which are then discussed with the entire Board.

     o At year end, the Compensation and Organizational Development Committee, with input from the Board, evaluates the performance of the Chief Executive Officer in meeting those goals and objectives.

     o This evaluation is communicated to the Chief Executive Officer at an executive session of the Board.

     o The Compensation and Organizational Development Committee uses this evaluation in determining the Chief Executive Officer's compensation.

27.   Succession Planning

   The Company understands the importance of succession planning. Therefore, the Compensation and Organizational Development Committee, along with the Chief Executive Officer, shall analyze the current management, identify possible successors to senior management, and timely develop a succession plan. The plan shall then be reviewed by the entire Board, and reviewed periodically thereafter.

28.   Management Development

   The Board, with the assistance of the Compensation and Organizational Development Committee, shall periodically review the plans for the education, development, and orderly succession of senior and mid-level managers throughout the Company.

29.   Interpretation

   In cases where the Chair of the Board and the Chief Executive Officer are the same individual, procedures calling for consultation or communications between such positions need not be followed.

                              CONFLICTS OF INTEREST

30.   Interest Matters

   If a director, directly or indirectly, has a financial or personal interest in a contract or transaction to which the corporation is to be a party, or is contemplating entering into a transaction that involves use of corporate assets or competition against the corporation, the director is considered to be `interested' in the matter. The director should contact the Chief Executive Officer, the Corporate Secretary or the Chairman of the Corporate Governance Committee. The director's involvement or interest will be reviewed by the Company's General Counsel, and then referred for resolution to the Corporate Governance Committee. Interested directors should be identified and/or disclosed, and they shall not participate in any discussion or any vote relating to the matter in which they have been deemed to be interested. The decision of the Corporate Governance Committee on all matters of "interest" shall be final.

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                                    [graphic]






                                  461 FROM ROAD
                               PARAMUS, NJ 07652





[graphic]

                               TOYS "R" US, INC.
                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                                  JUNE 5, 2002

The undersigned hereby appoints JOHN H. EYLER, JR. and ARTHUR B. NEWMAN, jointly and severally, proxies with power of substitution, to vote at the Annual Meeting of Stockholders of TOYS "R" US, INC. to be held June 5, 2002 (including adjournments), with all the powers the undersigned would possess if personally present, as specified on the reverse side with respect to the election of directors (including discretionary authority to accumulate votes) and the other matters to be considered, and in accordance with their discretion on any other business that may come before the meeting, and revokes all proxies previously given by the undersigned with respect to the shares covered hereby.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. In either event, please sign and return this card.

                  (Continued and to be signed on reverse side)

                                                            --------------------
                                                                     SEE REVERSE
                                                                            SIDE
                                                            --------------------

                Please Detach and Mail in the Envelope Provided

[X]   Please mark your votes as in this example.

Item 1. Election of Directors

The Board of Directors Recommends a Vote "FOR" Item 1.

                              FOR     WITHHELD
Item 1. ELECTION             [ _ ]     [ _ ]
        OF
        DIRECTORS

For, except vote withheld from the following nominee(s):


----------------------------------------------------------------

Election of Directors, Nominees:

RoAnn Costin
John H. Eyler, Jr.
Roger N. Farah
Peter A. Georgescu
Michael Goldstein
Calvin Hill
Nancy Karch
Charles Lazarus
Norman S. Matthews
Arthur B. Newman

Item 2. In their discretion upon such other business as may properly be brought before the meeting.

If this proxy is properly executed and returned, the shares represented hereby will be voted, if not otherwise specified (or unless discretionary authority to accumulate votes is exercised), FOR Item 1 and Item 2.

SIGNATURE                                    DATE
         --------------------------------        -------------------------------

SIGNATURE                                    DATE
         --------------------------------        -------------------------------

Note: Please date and sign above exactly as name appears on this proxy. Executors, administrators, trustees, etc. should give full title. If shares are held jointly, each holder should sign.